Exhibit 3.3

VOTING AGREEMENT

between

ALLY FINANCIAL INC.

and

UNITED STATES DEPARTMENT OF THE TREASURY

Dated as of [        ], 2014

This VOTING AGREEMENT (this “Agreement”) is entered into as of [            ], 2014 between Ally Financial Inc., a Delaware corporation (the “Corporation”), and the United Stated Department of the Treasury (“UST”).

WHEREAS, UST holds 571,971 shares of common stock, par value $0.01 per share, of the Corporation (“Common Stock”);

WHEREAS, the Corporation and UST wish to enter into this Agreement to govern the rights and obligations of the parties with respect to certain matters relating to the Corporation and UST’s ownership and voting of the Common Stock;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Agreement and for other good and valuable consideration, the value, receipt and sufficiency of which are acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Certain Defined Terms. As used in this Agreement, the following terms have the following meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, whether through one or more intermediaries, Controls or is Controlled by or is under common Control with such Person.

“Beneficial Ownership” or “Beneficially Owned” have the meanings given to such terms in Rule 13d-3 of the Exchange Act.

“Board” means the board of directors of the Corporation.

“Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Corporation’s stockholders.

“Control” means the direct or indirect power to direct or cause the direction of management or policies of a Person, whether through the ownership of voting securities, general partnership interests or management member interests, by contract or trust agreement, pursuant to a voting trust or otherwise. “Controlling” and “Controlled” have the correlative meanings.

“Designated Matters” means (i) the election and removal of directors, (ii) the approval of any Business Combination, (iii) the approval of a sale of all or substantially all of the assets or property of the Corporation, (iv) the approval of a dissolution of the Corporation, (v) the approval of any issuance of any securities of the Corporation on which holders of Common Stock are entitled to vote, (vi) the approval of any amendment to the Amended and Restated Certificate of Incorporation, as amended, or Bylaws of the Corporation on which holders of Common Stock are entitled to vote and (vii) the approval of any other matters reasonably incidental to the foregoing subclauses (i) through (vi) as determined by UST.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Governmental Authority” means any United States federal, state or local government or other political subdivision thereof, any entity, authority, agency or body exercising executive, legislative, judicial, regulatory or administrative functions of any such government or political subdivision, and any supranational organization of sovereign states exercising such functions for such sovereign states.

“IPO” means an underwritten sale to the public of Common Stock pursuant to an effective registration statement filed with the SEC on Form S-1 and after which the Common Stock is listed on the New York Stock Exchange; provided that an IPO shall not include any issuance of Common Stock in any merger or other business combination, and shall not include any registration of the issuance of Common Stock to existing securityholders or employees of the Corporation and its subsidiaries on Form S-4 or Form S-8.

“IPO Date” means the date of the closing of an IPO.

“Owned Shares” means the shares of Common Stock Beneficially Owned by UST as of the relevant time.

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company, Governmental Authority or other entity.

“Proxy” or “Proxies” has the meaning given to such term in Rule 14a-1 of the Exchange Act.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Transfer” means, directly or indirectly, to sell, transfer, distribute, assign, pledge, hedge, encumber, hypothecate or similarly dispose of, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, distribution, assignment, pledge, encumbrance, hypothecation or similar disposition with or without consideration, voluntarily or by operation of law.

“Voting Securities” means securities of the Corporation, including Common Stock, with the power to vote with respect to the election of directors of the Corporation generally and all securities convertible into or exchangeable for securities of the Corporation with the power to vote with respect to the election of directors of the Corporation generally.

ARTICLE II

VOTING AGREEMENT

Section 2.1. Effectiveness. This Agreement shall become effective and binding upon the consummation of the IPO and shall have no force and effect prior to such date; provided, however, that this Agreement shall be null and void ad initio and of no force or effect if the IPO shall not have occurred on or prior to April 30, 2014.

Section 2.2. UST Participation to Establish a Quorum. From and after the IPO Date to and including the date of termination of this Agreement in accordance with Section 3, at any meeting (whether annual or special and each adjournment or postponement thereof) of the Corporation’s stockholders, however called, to the extent required to establish a quorum at such meeting, UST will appear at such meeting or otherwise cause all shares of Common Stock Beneficially Owned by UST as of the relevant time to be counted as present thereat for purposes of calculating a quorum.

Section 2.3. Agreement to Vote. From and after the IPO Date to and including the date of termination of this Agreement in accordance with Section 3, at any meeting (whether annual or special and each adjournment or postponement thereof) of the Corporation’s stockholders, however called, UST agrees that it will vote, or cause to be voted, or exercise its right to consent (or cause its right to consent to be exercised) with respect to, all Owned Shares beneficially owned by it and its controlled Affiliates (and which are entitled to vote on such matter) with respect to each matter on which holders of Common Stock are entitled to vote or consent, other than a Designated Matter, in the same proportion (for, against or abstain) as all other shares of the Common Stock are voted or consents are given with respect to each such matter. UST shall retain the right to vote in its sole discretion all Owned Shares beneficially owned by it and its controlled Affiliates (and which are entitled to vote on such matter) on any Designated Matter.

Section 2.4. Inconsistent Voting Agreements. UST hereby agrees that it shall not enter into any agreement, contract or understanding with any Person (prior to the termination of this Agreement) directly or indirectly to vote, grant a Proxy or power of attorney or give instructions with respect to the voting of its Owned Shares in any manner that is inconsistent with this Agreement.

ARTICLE III

MISCELLANEOUS

Section 3.1 Termination. After the IPO, all rights, restrictions and obligations hereunder shall terminate, and this Agreement shall have no further force and effect, when UST Beneficially Owns less than 2% of the aggregate number of shares of Common Stock then issued and outstanding.

Section 3.2. Authority. Each of the Corporation and UST represents to the other that (i) it has the corporate or other organizational power and authority to execute, deliver and perform this Agreement, (ii) the execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate or organizational action and no such further action is required, (iii) it has duly and validly executed and delivered this Agreement, and (iv) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 3.3. No Third Party Beneficiaries. This Agreement shall be for the sole and exclusive benefit of (i) the Corporation and its successors and permitted assigns and (ii) UST and its permitted assigns. Nothing in this Agreement shall be construed to give any Person any legal or equitable right, remedy or claim under this Agreement.

Section 3.4. Governing Law; Forum Selection. This Agreement and any claim, controversy or dispute arising under or related to this Agreement, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties shall be enforced, governed, and construed in all respects (whether in contract or in tort) in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State provided, that all rights and obligations of UST under this Agreement shall be governed by, and construed in accordance with, the federal laws of the United States of America which are applicable to such rights or obligations. Each of the parties hereto agrees (i) to submit to the exclusive jurisdictions and venue of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, then in the applicable Delaware state court), or if under applicable law exclusive jurisdiction of such suit, action or proceeding is vested in the federal courts, then the United States District Court for the District of Delaware, for any and all civil actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, and (ii) that notice may be served upon the parties at the addresses and in the manner set forth for notices in Section 3.13.

Section 3.5. WAIVER OF JURY TRIAL. Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with the Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

Section 3.6. Assignment; Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations provided by this Agreement may be assigned by any party (whether by operation of law or otherwise), other than an assignment to an Affiliate of UST in connection with a Transfer made in accordance with this Agreement, without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence and except as otherwise expressly provided herein, this Agreement shall be binding upon and benefit the Corporation and UST. Except for an Affiliate of UST, no purchaser or recipient of shares of Common Stock from UST shall have any rights under this Agreement.

Section 3.7. After Acquired Securities. All of the provisions of this Agreement shall apply to all of the Voting Securities now Beneficially Owned or that may be issued or Transferred hereafter to UST hereto in consequence of any additional issuance, purchase, exchange or reclassification of any of the Voting Securities, corporate reorganization, or any other form or recapitalization, consolidation, merger, share split or share divide, or that are acquired by UST in any other manner.

Section 3.8. Entire Agreement. This Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

Section 3.9. Severability. Whenever possible, each term and provision of this Agreement will be interpreted in such manner as to be effective and valid under law. If any term or provision of this Agreement, or the application thereof to any Person or any circumstance, is held to be illegal, invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision and (ii) the remainder of this Agreement or such term or provision and the application of such term or provision to other Persons or circumstances shall remain in full force and effect and shall not be affected by such illegality, invalidity or unenforceability, nor shall such invalidity or unenforceability affect the legality, validity or enforceability of such term or provision, or the application thereof, in any jurisdiction.

Section 3.10. Enforcement of this Agreement. The parties hereto acknowledge that money damages would not be an adequate remedy at law if any party fails to perform in any material respect any of its obligations hereunder, and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to seek to compel specific performance of the obligations of any other party under this Agreement, without the posting of any bond, in accordance with the terms and conditions of this Agreement in any court of the United States or any State thereof having jurisdiction, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law. Except as otherwise provided by law, a delay or omission by a party hereto in exercising any right or remedy accruing upon any such breach shall not impair the right or remedy or constitute a waiver of or acquiescence in any such breach. No remedy shall be exclusive of any other remedy. All available remedies shall be cumulative. Each party hereto has entered into this Agreement and the transactions contemplated hereunder on its own volition. Each such party, on behalf of itself, its Affiliates, successors and assigns, if any, hereby specifically renounces, waives and forfeits all rights to seek, bring or maintain any action in any court of law or equity against UST arising in connection with this Agreement or the transactions contemplated hereunder, except in its commercial capacity as a party to this Agreement and participant in the transactions contemplated hereunder.

Section 3.11. Amendment. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by a duly authorized representative or officer of each of the parties.

Section 3.12. UST. Notwithstanding anything in this Agreement to the contrary, UST shall only be bound by this Agreement in its capacity as stockholder and nothing in this Agreement shall be binding on or create any obligation on the part of UST in any other capacity or any branch or agency of the United States government or subdivision thereof.

Section 3.13. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and shall be given when delivered personally, sent via a nationally recognized overnight courier or sent via facsimile or e-mail (with hard copy sent to the recipient by reputable overnight courier service, with proper postage prepaid) to the recipient. Such notices, demands and other communications will be sent to the address indicated below:

If to the Corporation, to:

Ally Financial Inc.

200 Renaissance Center

Mail Code 482-B09-B11

Detroit, Michigan 48625

Facsimile:  (313) 656-6124

Attention:  William B. Solomon

Email:        William.B.Solomon@ally.com

With a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Facsimile:  (212) 701-5224

Attention:  Richard J. Sandler

E-mail:      richard.sandler@davispolk.com

If to UST to:

United States Department of the Treasury

1500 Pennsylvania Avenue, NW

Washington, D.C. 20220

Facsimile:  (202) 927-9225

Attention:  Chief Counsel Office of Financial Stability

E-mail:      john.sturc@treasury.gov

                  martin.gorham@treasury.gov

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Facsimile:  (212) 757-3990

Attention:  Neil Goldman

                  John C. Kennedy

E-mail:      ngoldman@paulweiss.com

                  jkennedy@paulweiss.com

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party.

Section 3.14. Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

Section 3.15. Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto, being duly authorized, have executed and delivered this Voting Agreement on the date first above written.

THE UNITED STATES DEPARTMENT OF THE TREASURY

By:

Name: Title:

ALLY FINANCIAL INC.

By:

Name: Title: